EXHIBIT 99.1

Nascent Biotech to Present Phase I Clinical Data at American Society of Clinical Oncology Annual Meeting

NORTH PALM BEACH, FL, May 9, 2023 -

Nascent Biotech, Inc. (OTCQB: NBIO) ("Nascent Biotech", "Nascent", or the "Company"), a clinical-stage biotechnology Company whose business is focused in therapeutic monoclonal antibody space, announced today that the Company has been selected for a poster presentation at the American Society of Clinical Oncology (ASCO) 2023 Annual Meeting held in Chicago on June 2-6, 2023. The poster presentation, entitled ”Phase I Study of Pritumumab in Brain Cancer”, will take place from 1:15-4:15 PM CDT on June 3rd, during the ”Central Nervous Systems Tumors” session in Hall A of McCormick Place Convention Center. ASCO is the largest clinical oncology conference that brings together cancer leaders from across the globe to discuss the latest cutting-edge research.

The Company will have a clinical trials medical team member presenting the pivotal results from the NAS-101 trial, and interested parties are welcome to stop by the poster (board #410). The poster will also be available for download after the conference by contacting clinicaltrials@nascentbiotech.com.

Nascent Biotech therapeutic antibody Pritumumab (PTB) is a natural human antibody originally isolated from lymph nodes of a patient with cervical cancer. This monoclonal antibody targets cell surface Vimentin (also referred to as ectodomain vimentin), shown to be significantly expressed on the surface of epithelial cancers. PTB is used as a targeted immunotherapy that binds the tumor and recruits the host immune system to eliminate cancer cells.

About Nascent Biotech

Nascent Biotech, Inc. (OTCQB: NBIO) is a clinical-stage biotech company pioneering the development of human monoclonal antibodies to be used in the treatment of various cancers and viral infections, helping people worldwide. Its products are not yet commercially available. The Company's lead candidate, Pritumumab (PTB), is a human monoclonal Antibody (Mab) that is progressing to Phase 2 clinical trials for the treatment of Brain Cancer.

For further information please visit our website www.nascentbiotech.com.

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Forward Looking Safe Harbor Statement

Statements in this press release about our future expectations constitute 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks. Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on May 2, 2015, and future subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Corporate Contact

Clinical Trials

clinicaltrials@nascentbiotech.com

Public Relations

EDM Media, LLC

https://edm.media

(800) 301-7883

SOURCE: Nascent Biotech Inc.

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